Exhibit 10.6

October 29, 2018

Booz Allen Hamilton Inc.

Attn: Ryan Ross

8283 Greensboro Drive

McLean, VA 22102

Phone:

Legal Entity Identifier: 549300D7XCH2480XU542

Re: Swap Transaction between U.S. Bank National Association and Booz Allen Hamilton Inc.

Ladies/Gentlemen:

This communication sets forth the terms for the above-referenced transaction entered into between U.S. Bank National Association (“U.S. Bank”) and Booz Allen Hamilton Inc. (“Counterparty”) on the Trade Date set forth below (the “Transaction”), and constitutes a “Confirmation” that supplements, forms a part of, and is subject to the ISDA Master Agreement dated September 26, 2018 executed by the parties (as amended and supplemented from time to time, the “ISDA Master Agreement”).

The definitions and provisions contained in the 2006 ISDA Definitions as published by the International Swaps and Derivatives Association, Inc. (the “ISDA Definitions”) are incorporated into this Confirmation. In the event of any inconsistency between the ISDA Definitions and this Confirmation, this Confirmation will govern.

1. The terms of the particular Swap Transaction to which this Confirmation relates are as follows:

Type of Transaction:	Interest Rate Swap

Notional Amount:	USD 50,000,000.00

Trade Date:	October 29, 2018

Effective Date:	April 30, 2019

Termination Date:	June 30, 2023, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate Payer:	Counterparty

Fixed Rate Payer Payment Dates:	Beginning May 31, 2019, and thereafter on the last day of each Month, to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate Payer Period End Dates:	Beginning May 31, 2019, and thereafter on the last day of each Month, to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate:	3.048%

Fixed Rate Day Count Fraction:	Actual/360

Business Days:	London, New York

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Floating Rate Payer:	U.S. Bank

Floating Rate Payer Payment Dates:	Beginning May 31, 2019, and thereafter on the last day of each Month, to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate Payer Period End Dates:	Beginning May 31, 2019, and thereafter on the last day of each Month, to and including the Termination Date, subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate for Initial Calculation Period:	To be determined (subject to terms described under “Floating Rate for Calculation Periods”)

Floating Rate for Calculation Periods:	The Floating Rate will be determined by the Floating Rate Option, but if the Floating Rate determined for any Calculation Period is less than 0% then the Floating Rate for the period will be 0%.

Floating Rate Option:	USD-LIBOR-BBA, provided that the words “two London Banking Days preceding that Reset Date” contained in the definitions of USD-LIBOR-BBA and USD-LIBOR-Reference Banks in Section 7.1 of the ISDA Definitions shall be replaced with “two London and New York Banking Day(s) preceding that Reset Date”

Floating Rate Day Count Fraction:	Actual/360

Designated Maturity:	1 Month

Spread:	None

Reset Dates:	The first day of each Calculation Period

Compounding:	Not Applicable

Business Days:	London, New York

Calculation Agent:	As set forth in the ISDA Master Agreement

Payments to U.S. Bank:	Please refer to the Payment Method Form above.

Payments to Counterparty:	Please provide

2. Representations. This Confirmation is a legal, valid and binding obligation of each party, enforceable against each party. Each party is hereby deemed to represent to the other party that: (A) it is acting for its own account, and it has made its own independent decisions to enter into the Transaction and that the Transaction is appropriate or proper for it based upon its own judgment or upon advice from its advisors; (B) it is not relying on any of the other party’s communications as investment advice or as a recommendation to enter into the Transaction, it being understood that information and explanations related to the Transaction’s terms and conditions shall not be considered

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investment advice or a recommendation to enter into the Transaction; (C) it has not received from the other party any assurance or guarantee as to the Transaction’s expected results; (D) it is, on its own behalf or through independent professional advice, capable of evaluating and understanding and understands and accepts the Transaction’s terms, conditions, and risks; (E) the other party is not acting as a fiduciary or an advisor for it in respect of the Transaction; and (F) it is an “eligible contract participant” under the regulations promulgated by the CFTC.

3. Regulatory compliance. While the Transaction is outstanding, Counterparty will remain obligated to deliver information to U.S. Bank as may be required by U.S. Bank or any applicable regulators.

4. Mid-Market. The Mid-Market Mark at time of trade: 3.022%

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation enclosed for that purpose and returning a copy via fax or email to:

U.S. Bank National Association

Attention: Derivatives Product Group

Fax#: 855-203-9959

Email: derivatives.documents@usbank.com

U.S. Bank National Association

/s/ Giovanni A. Collecchia
By: Giovanni A. Collecchia
Title: Vice President

Accepted and confirmed as of the date first above written:

Booz Allen Hamilton Inc.

/s/ Brian Hockenberry
By:	Brian Hockenberry
Title:	Assistant Treasurer

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